Consulting For Strategic Growth 1, Ltd.
880 Third Ave- 6th Floor
New York NY 10022
Telephone (800) 625-2236 – Fax (646) 205-7771 – info@cfsg1.com
www.cfsg1.com

June 15, 2011

Mr. James Nathanielsz
CEO
Propanc Health Group
576 Swan Street
Richmond VIC, 3121
Australia

Dear Mr. Nathanielsz,

This Agreement, dated as of June 15, 2011 is entered into by and between Propanc Health Group with offices at 576 Swan Street Richmond VIC 3121 Australia ("The Company") and Consulting for Strategic Growth I, Ltd. (the "Consultant") with offices located at 880 Third Avenue 6th floor New York, NY 10022.

RECITALS

Whereas, CFSG 1, Ltd has experience in the investor relations and corporate development business:

Whereas, the Consultant desires to provide investor relations services (the "Services") set forth in Section 3 hereof to the Company, and the Company desires to retain the consultant, who will assign ***Stanley Wunderlich, Bonnie Stretch, Adam Brooks, Meryl Orshan, Erika Kay, and Marisa Leight*** to provide the Services to the Company.

NOW THEREFORE, in consideration of the premises and the mutual convenants and agreement hereinafter set forth, the parties hereto covenant and agree as follows:

1. Retention. The Company hereby retains the Consultant, and the Consultant agrees to be retained by the Company, to perform the Services as a Consultant to the Company on the terms and conditions set forth herein. The parties agree that the Consultant shall be retained by the Company as an independent contractor on a consulting basis and not as an employee of the Company.

2. Term. The term of this Agreement shall commence on the date hereof and shall end on August 15, 2011, unless agreed to be extended by each party on a month to month basis as needed.

3. Duties of Consultant. During the term of this Agreement Consultant shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, within the scope of the services enumerated below. It is understood and acknowledged by the parties that the value of Consultant's advice is not readily quantifiable, and that Consultant shall be obligated to render advice upon the request of the Company, in good faith, but not be obligated to spend any specific amount of time in so doing. Consultant's duties shall include, but will not necessarily be limited to, the ***"Action Plan" at the end of the contract.***

> ***4. Compensation. In consideration for the services rendered by Consultant to the Company pursuant to this Agreement, the Company shall pay to the Consultant $4,250.00 for each of the first two (2) month during the term of the contract. All times reflecting in this contract are based on 40 hours of time for each month. This fee will include all regular, ongoing routine out of pocket expenses, including communications, mailings and routine luncheons at Consulting for Strategic Growth 1, Ltd's office. Unusual special requests would be paid for by the company and approved in advance. I.e. requested travel to Australia (First class flight/hotel)***

5. Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it has been and will continue to be given access to ideas, trade secrets, methods, customer information, business plans and other confidential and proprietary information of the Company (collectively, "Confidential Information"). Consultant agrees that it shall maintain in confidence, and shall not disclose directly or indirectly, to any third parties or use for any purposes (other than the performance hereof), any Confidential Information for the term of this Agreement and a period of seven years thereafter, unless previously approved by the Company in writing. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 5 are not performed by the Consultant in accordance with their specific terms or are otherwise breached by the Consultant. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this section 5 and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction in addition to any other remedy to which they are entitled at law or in equity.

6. Termination: This agreement shall terminate upon the earlier of:
    Expiration of the term of the agreement; or
    Thirty (30) days written notice by either party

7. Compliance with Law. The Consultant agrees that in performing this Agreement, which the Consultant shall comply with the applicable provisions of the Securities Act of 1933, as amended. The applicable rules and regulations of FINRA and any other applicable federal, state or foreign laws, rules and regulations.

The Consultant agrees that it will only communicate regarding The Company to licensed brokerage professionals and will not engage in any solicitation of the public with regard to The Company or its securities. Notwithstanding the foregoing, the Consultant may provide approved information regarding the Company (i) in response to unsolicited inquiries by the Company's shareholders; (ii) to valid trade and industry publications, newspapers and periodicals; and (iii) otherwise engage in communications which are normal and customary for an investor relations firm and which do not involve solicitation of investors in connection with its role as an investor relations firm for the Company. The Consultant further agrees that it will only disclose information specifically provided to it by the Company regarding The Company for dissemination and will keep confidential any information marked as such by The Company. The Consultant agrees that it will not make any undisclosed payments to brokers or others and will generally act within the letter and the spirit of U.S. securities laws, rules and regulations at all times.

Neither the Consultant nor any of its principals is subject to any sanction or restriction imposed by the SEC, the NASD, FINRA and any state securities commission or department, or any other regulatory or governmental body or agency, which would prohibit, limit or curtail the Consultant's execution of this Agreement or the performance of its obligation hereunder.

8. Indemnity. The Consultant shall indemnify the Company, its directors, officers, stockholders, representatives, agents and affiliates (collectively, the "Affiliated Parties") from and against any and all losses, damages, fines, fees, penalties, deficiencies, expenses, including expenses of investigation, court costs and fees and expenses of attorneys, which the Company of its Affiliated Parties may sustain at any time resulting from, arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Consultant or its Affiliated Parties contained in this Agreement.

9. Notices. Notices, other communications or deliveries required or permitted under this Agreement shall be in writing delivered by hand against receipt, certified mail return receipt, or reputable overnight courier to the addresses set forth below or to such address as a party may designate in accordance with this paragraph and shall be effective upon the earlier of:

I) actual receipt
ii) three (3) calendar days if sent by certified mail; or one (1) day if sent by overnight courier.

A. To the Company at:
576 Swan Street
Richmond VIC 3121
Australia

Attention: James Nathanielsz
CEO

B. To the Consultant at:
880 Third Avenue
6th Floor
New York, NY 10022

10. Applicable Law. This agreement shall be governed by the internal laws of the States of New York without regard to its conflict of law provisions.

If the foregoing sets forth your understanding of our agreement, kindly indicated your agreement by signing on the space provided below.

Very truly yours

Consulting for Strategic Growth 1, Ltd.

Agreed and Accepted by,

By: ______________________________
Name: Stanley Wunderlich, CEO

Agreed and Accepted by:

By: ______________________________
Name: James Nathanielsz CEO

Months June15, through August 15th 2011

* Meet (conference call) with management and their representative to develop the roll-out strategy for current activities
* Further assist management with the development of IR presentation and messaging platform
* Discuss a "roadmap doctrine"
* Update if needed any "Propanc" collateral materials:
* Prepare/create/update power-point presentation (IR Deck) for both retail and institutional meetings
* Briefing book- data base lists
* Email/blast fax weekly to 2,500 registered representatives and blast fax to 2,500 (combined opt-in on-line traders/registered reps/institutional investors)
* Develop new market makers and work to establish a following in the stock
* Talk to various retail brokerage firms about a prime market making position,
* Talk to numerous broker/dealers about Propanc and solicit interest from all of their resources
* Begin rollout of material (snail mail) and generate interest in stock (NOBO lists)
* Report back to "representative" on how our activities are progressing

* Start to conduct cluster group meeting in South Florida (CFSG local office in West Palm Beach)and New York
* Draft and provide advice about press releases
* Establish a conference schedule for the company to attend Roth Capital www.rothcp.com Rodman & Renshaw www.rodmanandrenshaw.com and many others

* Communicate with researched and prepared targeted list of brokers/analysts/money managers who could potentially generate momentum in the stock
* Create additional one-on-one or cluster group meetings (New York/Long Island)
* Create a shareholder conference call
* Begin outreach to mutual funds in the New York and Boston area in order to determine interest in meeting with management
* Continue to develop an investor conference database for management presentations
* Begin industry analyst campaign
* Follow-up on the "Roadmap of Success Doctrine"